UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 25, 2007

Material Technologies, Inc. (Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation	33-23617 (Commission File Number)	95-4622822 (IRS Employer Identification No.)

11661 San Vicente Boulevard, Suite 707 Los Angeles, California (Address of principal executive offices)	90049 (Zip Code)

(310) 208-5589 Registrant's telephone number, including area code

N/A (Former name or former address, if changed since last report)

Section 1 - Registrant’s Business and Operations
Item 1.01   Entry into a Material Definitive Agreement.

On September 28, 2007, Material Technologies, Inc. (the “Company”) entered into an Acquisition Agreement (the “Agreement”) with Bridge Testing Concepts, Inc., a California corporation, located in California (“Bridge Testing”), and the sole stockholder, director, and officer thereof, Dr. Brent Phares.

The Agreement provides that, upon closing, Dr. Phares will exchange all of the issued and outstanding shares of Bridge Testing for 1,500,000 shares of common stock of the Company and $37,500 in cash, whereby Bridge Testing will become the wholly-owned subsidiary of the Company.

Bridge Testing was incorporated in California in July 2007 and owns certain intellectual property developed by Dr. Brent Phares which focuses exclusively on utilizing sensed information to assess changes in a quantity directly related to strain energy.

Dr. Brent Phares is the Chief Engineer of the Company.

Section 3 - Securities and Trading Markets
Item 3.02  Unregistered Sales of Equity Securities

Pursuant to the Agreement described in Item 1.01, the Company issued 1,500,000 shares of the Company’s common stock to Dr. Phares.  The Company relied on the exemption from registration relating to offerings that do not involve any public offering pursuant to Section 4(2) under the Securities Act of 1933 (the “Act”) and/or Rule 506 of Regulation D promulgated pursuant thereto.  The Company believes that Dr. Phares is an “accredited investor” under Rule 501 under Regulation D of the Act and had adequate access to information about the Company.

Section 9 - Financial Statements and Exhibits
Item 9.01   Financial Statements and Exhibits

(c)        The following exhibit is being furnished herewith:

Exhibit No.      Exhibit Description

       10.1           Acquisition Agreement, dated September 28, 2007, among the Company,
                         Bridge Testing, and Dr. Brent Phares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 24, 2007                                            MATERIAL TECHNOLOGIES, INC.,
                                                                                   a Delaware corporation

                                                                                    /s/ Robert M. Bernstein
                                                                                   By:  Robert M. Bernstein
                                                                                   Its:  Chief Executive Officer